NEWS RELEASE

Contacts:
Manuel Mondragon, Assistant VP of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Announces Merger Transaction with

a Kerr-McGee Subsidiary for Approximately $1.3 Billion

HOUSTON - January 23, 2006 - W&T Offshore, Inc. (NYSE: WTI) today announced that it has entered into a definitive agreement to merge a wholly-owned subsidiary of W&T with a wholly-owned subsidiary of Kerr-McGee Oil & Gas Corporation, which owns substantially all of the Gulf of Mexico conventional shelf properties of Kerr-McGee. Base merger consideration for the transaction is $1,339,400,000 in cash. Upon completion of the merger, W& T will own 100% of the membership interest in the Kerr-McGee subsidiary. The transaction is effective as of October 1, 2005, and it is expected to close during the second quarter of 2006. The transaction is subject to regulatory review and customary closing adjustments and conditions. The Company will hold a conference call at 9:30 a.m. EST (8:30 a.m. CST) on Tuesday, January 24, 2006, to discuss today's announcement.

The properties involved in this transaction are located on the Outer Continental Shelf and in state waters of the U.S. Gulf of Mexico ("GOM"), and W&T estimates there are approximately 362 billion cubic feet of natural gas equivalents ("BCFE") of net proved reserves, as of the October 1, 2005, effective date. Approximately 74% of the proved reserves are natural gas and 72% are proved developed reserves. W&T estimates the properties' probable and possible reserves to be an additional 650 BCFE. Before Hurricanes Katrina and Rita, the properties were producing approximately 230 million cubic feet of natural gas equivalents per day ("MMCFEPD"). Currently, the properties are producing approximately 150 MMCFEPD.

The properties include interests in approximately 100 fields on 249 offshore blocks (including 83 undeveloped blocks) spreading across the Western, Central and Eastern GOM, primarily in water depths of less than 1,000 feet. W&T Offshore plans to operate 36 of the producing fields with working interests, which represents 66% of the net production and 60% of the net reserves. Upon closing of the transaction, the Company is expected to be one of the top-three gross acreage holders in the GOM, with approximately 2.3 million gross acres.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, "As we told the market when we went public last year, one of our objectives was to put the Company in a position to do larger transactions, and today we have demonstrated that we can do a large transaction. We are very excited about this transaction and the opportunities that come with it. The spread of properties across the Gulf of Mexico and upside potential fit in nicely with our core expertise. Our team has identified more than 95 exploration prospects related to these properties and our review is still in the early stages of evaluation."

The properties are expected to provide W&T Offshore with important benefits including:

  Well-diversified, critical mass in the Gulf of Mexico

  Large exploration inventory with significant upside potential

  Increased strategic acreage position

  Earnings and cash flow accretion

W&T expects to finance this transaction with bank debt and cash on hand. The Company has received a financing commitment from its agent bank, The Toronto Dominion Bank, for up to a $1.3 billion Senior Secured Credit Facility. The actual amount the Company will borrow at closing is expected to be less than $1.3 billion, due to the anticipated downward adjustments to the base merger consideration resulting from net proceeds from the sale of production attributable to the Kerr-McGee properties from October 1, 2005 to the closing date of the merger. Closing of the financing will be subject to customary conditions, including the parties entering into definitive documentation.

In connection with the transaction and anticipated financing, the Company has implemented the following commodity price hedges:
CRUDE OIL		Daily Volume	Swap Price	Floor Price	Ceiling Price
Period	Transaction Type	(Bbls/day)	($/Bbl)	($/Bbl)	($/Bbl)
2Q2006	Swap	4,000	69.33	-	-
3Q2006	Swap	1,800	69.72	-	-
4Q2006	Swap	2,700	69.85	-	-
2007	Costless Collar	4,300	-	61.68	76.40
2008	Costless Collar	2,800	-	60.00	74.50

NATURAL GAS		Daily Volume	Swap Price	Floor Price	Ceiling Price
Period	Transaction Type	(MMBtu/day)	($/MMBtu)	($/MMBtu)	($/MMBtu)
2Q2006	Costless Collar	53,000	-	7.14	12.65
3Q2006	Costless Collar	23,000	-	7.32	13.10
4Q2006	Costless Collar	33,000	-	8.04	14.49
2007	Funded Collar	24,000	-	7.76	16.80
2008	Funded Collar	14,000	-	7.31	15.80

The Company may implement additional hedges in connection with the anticipated financing or its overall risk management objectives.

Mr. Krohn continued, "Over the last 20 years we have achieved a track record for transactions involving quality properties in the Gulf of Mexico and then adding significant value through exploration and development. As the largest transaction in the history of the company, we believe this will continue to provide us with more opportunity than ever to build value for shareholders."

The Company will hold a conference call January 24, 2006 at 9:30a.m. EST (8:30 a.m. CST) to discuss today's announcement. To participate in the call, dial 303-262-2141 five to ten minutes before the call begins and reference W&T Offshore. To listen to the live call on the web and view accompanying slides with maps, please visit the website at www.wtoffshore.com on the "Webcast" page of the "Investor Relations" section at least fifteen minutes prior to the call to register, download and install any necessary software. If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days. Additionally, a telephonic replay will be available through January 31, 2006 and may be accessed by calling (303) 590-3000 and using the pass code 11052019#.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market position and conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, prospects unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov)

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable" and "possible," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2004, and Forms 10-Q for the periods ending March 31, June 30, and September 30, 2004, available from us at Eight Greenway Plaza, Suite 1330, Houston, Texas 77046. You can obtain this form from the SEC by calling 1-800-SEC-0330.

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